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                                                                     EXHIBIT 2.2

                                   AGREEMENT

     This Agreement is made and entered into this 1st day of February, 1999, among TIS Mortgage Investment Company, a Maryland corporation ("TIS"), Novato Markets, Inc., a California corporation ("Novato"), P-SUB I, Inc., a California corporation and wholly-owned subsidiary of Novato ("PSI"), and Pacific Securitization, Inc., a California corporation and the parent corporation of Novato ("Pacific").

                                    RECITALS

     A. Pacific has entered into an Agreement and Plan of Reorganization dated February 1, 1999 (the "Plan") with TIS, whereby Pacific has agreed to exchange all the stock of Novato (including its wholly-owned subsidiary PSI) for stock of TIS.

     B. On June 30, 1998, PSI sold to Ignacio Properties, LLC ("Ignacio") its interest in the real property commonly known as the Ignacio Center, 445 Entrada Drive, Novato, California (the "Ignacio Property"), and concurrently therewith PSI, as lessee, entered into a Master Lease Agreement dated June 30, 1998 (the "Lease") with Ignacio, as lessor, which includes an option of the lessee to purchase the Ignacio Property ("Option"). As a condition to the Plan, PSI has assigned all of its right, title and interest in and to, and delegated all of its liabilities and obligations under, the Lease (including the Option) and related subleases to Pacific, and Pacific has assumed all of PSI's liabilities and obligations under the Lease (including the Option) and related subleases, pursuant to an Assignment of Lease and Subleases ("Assignment").

     C. In connection with the sale of the Ignacio Property, PSI entered into a letter agreement dated June 30, 1998 with Ignacio and a letter agreement dated July 1, 1998 with AMRESCO Funding Corporation ("AMRESCO") relating to a holdback of loan proceeds by Ignacio's lender, Llama Capital Services, L.L.C. ("Llama"), in the sum of $335,000 (the "Holdback") and the treatment of the Holdback under certain circumstances.

     D. Pacific purchased the stock of Novato from William and Adele Jonas, as trustees of various trusts ("Sellers"), pursuant to a Stock Purchase Agreement dated as of May 15, 1997 ("Purchase Agreement"). In connection with that purchase, Pacific deposited in escrow ("Escrow") with Redwood Bank the sum of $1,055,000 as security for the indemnification obligations of Sellers under
Article IX of the Purchase Agreement and is entitled to make claims against the Escrow pursuant to an Escrow Agreement dated as of June 26, 1997 ("Escrow Agreement") among Pacific, the Sellers and Redwood Bank.
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     E.  The parties now desire to establish their respective rights and obligations arising from the disposition of Novato (and PSI) by Pacific, particularly as related to the assignment to Pacific of PSI's interest in the Ignacio Property and any claims that might be made on the Escrow arising from the transaction whereby Pacific originally purchased the stock of Novato.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereto agree as follows:

     1. It is the understanding of the parties that, in determining the value of Novato for purposes of establishing the consideration to be offered by TIS, it was assumed that PSI had disposed of all of its interest in the Ignacio Property. For example, the consolidated balance sheet of Novato was prepared on a proforma basis giving effect to the removal of PSI's interest in the Ignacio Property. Accordingly, the parties agree that from and after this date all income derived from the Ignacio Property shall be remitted to and inure to the benefit of Pacific, and all expenses, obligations and liabilities pertaining to the Ignacio Property, whether arising before or after the date hereof, shall be the obligation of Pacific, and Pacific agrees to indemnify and hold harmless PSI or Novato, as the case may be, from any such expenses, obligations and liabilities.

     2. In the event that the Holdback, once released by Llama or paid by Ignacio to PSI, is deposited with AMRESCO to be held as an income tax reserve under its credit agreement with PSI, as contemplated by the letter agreement between AMRESCO and PSI, the parties agree that PSI may ultimately derive some benefit from that reserve by reduction of the loan, a credit in any refinancing or otherwise. The parties agree that at such time as PSI derives a direct economic benefit from the Holdback, PSI and Pacific will enter into a mutually satisfactory arrangement for the payment to Pacific of the amount of such benefit over a period of time. The parties further agree that PSI and Novato shall be permitted to offset against any such amount due Pacific any amounts to which they may be entitled by virtue of Pacific's obligation for indemnification under this Agreement. In the event that the parties are unable to agree upon a mutually satisfactory arrangement for such payment, either party may submit the determination of the terms of payment to binding arbitration by notice to the other parties. Such arbitration shall be conducted in San Francisco, California, and shall be administered by the American Arbitration Association under its Commercial Arbitration Rules as then in effect. Any decision by the arbitrator(s) shall be binding on the parties and may be enforced in any court of competent jurisdiction. The costs of such arbitration shall be borne equally by Pacific and TIS.

     3. In the event that PSI or Novato sustain any loss, damage, diminution in value or other expense that might have constituted a claim by Pacific against the Sellers under the Purchase Agreement (other than a claim pertaining to the Ignacio Property) for

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which funds in the Escrow could have been available, it shall promptly so notify
Pacific. Pacific agrees to use its best efforts to (i) assign its rights to that extent under the Purchase Agreement and Escrow Agreement to PSI or Novato, as appropriate, or (ii) if such assignment is not permitted, pursue, at the direction and expense of PSI or Novato, as the case may be, any such claims against the Sellers for the benefit of PSI or Novato and to remit any such sums recovered to PSI or Novato, as the case may be. In the event that Pacific is unable to recover from the Escrow by virtue of TIS' acquisition of Novato, Pacific agrees to indemnify and hold harmless PSI or Novato, as the case may be, from any loss, damage, diminution in value or other expense that it might otherwise have recovered from the Escrow. The parties agree to cooperate in effectuating the purpose of this paragraph.

     4. Any notices required or permitted hereunder shall be given in the manner set forth in the Plan.

     5. This Agreement, together with the Plan and the Assignment, contains all the terms and provisions of agreement with respect to the subject matter hereof, and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     6. Neither this Agreement not any provision hereof may be changed, waived, or amended, except by an instrument in writing signed by the party against whom enforcement is sought.

     7. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard to the laws as to choice or conflict of laws.

     8. Each party shall execute and deliver such further documents and take such further actions as any other party may reasonably request in order to carry out the purpose and intent of this Agreement.



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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                              TIS MORTGAGE INVESTMENT COMPANY

                                              By   /s/ John E. Castello
                                                 ----------------------


                                              NOVATO MARKETS, INC.


                                              By   /s/ Lorraine O. Legg
                                                 ----------------------


                                              P-SUB I, INC.


                                              By   /s/ Lorraine O. Legg
                                                 ----------------------


                                              PACIFIC SECURITIZATION, INC.


                                              By   /s/ Lorraine O. Legg
                                                 ----------------------

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